REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (the “Agreement”) is made effective as of the 2nd day of March, 2005 (the “Effective Date”) which shall be the later to occur of execution of this Agreement by Buyer, Seller or the Partners, by and among CAPITAL PROPERTY ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership herein referred to as “Seller”, and 6116 GP LLC, a Delaware limited liability company (“GPLLC”), and CAPITAL PROPERTY ACCEPTANCE LLC, a Delaware limited liability company (“CPALLL”), GPLLC and CPALLC being the general partner and limited partner of the Seller, respectively (GPLLC and CPALLC being hereinafter collectively referred to as the “Partners”); and CAPLEASE, LP, a Delaware limited partnership herein referred to as “Buyer.”

R E C I T A L S:

WHEREAS, Seller desires to sell certain improved real property along with certain related personal and intangible property, and Buyer desires to purchase said real, personal and intangible property on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer, Seller and Partners hereby agree as follows:

1.  Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, all right, title and interest of Seller in and to the following:

(a)  that certain real property located at 6116 Executive Boulevard, Rockville, Maryland and more particularly described in Exhibit A attached hereto (the “Real Property”);

(b)  all rights, privileges, alleys, strips and gores, rights of way and easements appurtenant to the Real Property and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property;

(c)  all improvements and fixtures located on the Real Property, including all buildings and structures presently located on the Real Property listed on Exhibit B, attached hereto (collectively referred to as the “Improvements”), and all related facilities, amenities, apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services on the Real Property (but expressly excluding any such property owned or held by tenants of the Property;

(d)  all tangible or intangible personal property owned by Seller and used exclusively in the ownership, use or operation of the Real Property and/or Improvements, including, without limitation, the right to use any trade name now used in connection with the Real Property (the “Personal Property”) and, to the extent transferable and assignable, any contract or lease rights, agreements, utility contracts or other rights relating to the ownership, use and operation of the Real Property but expressly excluding any such property and rights owned or held by tenants of the Property; and

(e)  all of Seller’s interest as lessor in all leases covering the Real Property and Improvements (collectively, together with all amendments, modifications and supplements thereto, the “Leases”), including all tenant security and other deposits and interest earned thereon and prepaid rent and interest earned thereon. Interest on deposits and prepaid rents shall only be transferred to Buyer if applicable state law or the applicable lease requires that such funds be held in interest-bearing accounts.

All of the items referred to in Subsections (a), (b), (c), (d) and (e) above are hereinafter collectively referred to as the “Property.”

(f) Structure of Sale. Notwithstanding anything to the contrary contained in this Agreement, Buyer and Seller hereby agree that the purchase and sale of the Property contemplated herein shall, at the sole discretion of the Partners, be in form and substance the sale to Buyer of any and all Partnership Interests in Seller (the “Partnership Interests”), Seller being an eligible entity that is disregarded as an entity separate from its owners for Federal income tax purposes, and, in such event, the Partners shall execute this Agreement for the purpose of selling the Partnership Interests to Buyer and Buyer shall execute this Agreement for the purpose of purchasing from Partners all such Partnership Interests for the Purchase Price, as adjusted pursuant to the provisions of this Agreement. In the event for any reason Montgomery County, the State of Maryland or any other governmental authority imposes any transfer, recordation or other taxes or charges on the sale of the Partnership Interests to Buyer, Seller and Buyer shall share equally and promptly pay, fifty percent (50%) by Seller and fifty percent (50%) by Buyer, any costs and expenses of defending such matter and paying any such transfer, recordation or other taxes or charges. Upon the Partners’ election to consummate the purchase and sale of the Property in accordance with this Subsection 1(f), the parties shall execute at Closing (in lieu of the Deed, Assignment and Assumption Agreement and Bill of Sale shown on Exhibits F, G and H  hereof, respectively) an Assignment of Partnership Interests substantially in the form attached hereto as Exhibit G-1 (the “Assignment of Partnership Interests”) and any other document necessary to effectuate the sale, transfer and assignment of all such Partnership Interests to Buyer. The Tenant Estoppels, Seller’s Estoppel and Tenant Notices shown on Exhibits D, E and J hereof, respectively, shall be modified as necessary to reflect a sale of Partnership Interests rather than a conveyance of the Property. When necessary and appropriate, any certificate, estoppel, or affidavit required or permitted to be delivered by the Seller under this Agreement at or prior to Closing, and/or any indemnification to be given by the Seller under this Agreement at or prior to Closing, and/or post-closing obligations to be performed by Seller, shall be executed and delivered or given by the Partners in lieu thereof to the same extent as if the Partners were designated as the Seller under this Agreement. Upon Partners’ election to consummate the purchase and sale of the Property in accordance with this Subsection 1(f), Partners shall succeed to any and all rights, entitlements and privileges from Buyer to the same extent as if the Partners were designated as the Seller under this Agreement.

2.  Purchase Price/Deposit.

(a)  The total purchase price (the “Purchase Price”) for the Property is EIGHTY-THREE MILLION FIVE HUNDRED THOUSAND and no/100ths Dollars ($83,500,000.00). The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing (herein defined) in cash by wire transfer of immediately available finds in U.S. dollars via the federal bank wire transfer system to a bank account designated by Seller in writing to Buyer prior to the Closing.

(b)  Within two (2) business days from the execution and delivery of this Agreement, Buyer is depositing with First American Title Insurance Company (the “Escrow Agent” or “Title Company”), having its office at 633 Third Avenue, 16th Floor, New York, New York 10033, Attention: Bruce Clay, an amount equal to Two Million and no/100ths Dollars ($2,000,000.00) in good funds, by federal wire transfer (the “Initial Deposit”). Within one (1) business day following the expiration of the Study Period (provided that Buyer does not exercise its right to terminate this Agreement and receive the return of the Deposit), Buyer shall post an additional non-refundable deposit, by federal wire transfer in the amount of Two Million and No/100 Dollars ($2,000,000.00); and together with the Initial Deposit, the “Deposit”). The Escrow Agent shall hold the Deposit in accordance with the terms and conditions of this Agreement. All interest on such sum shall be deemed income of Buyer, and Buyer shall be responsible for the payment of all costs and fees imposed on the Deposit account. All interest earned on the Deposit while it is held by Escrow Agent shall accrue for the benefit of the party to whom the Deposit is disbursed by Escrow Agent. The Deposit and all accrued interest shall be distributed in accordance with the terms of this Agreement.

3.  Title to the Property.

(a)  Buyer shall, within five (5) days after the Effective Date, order (i) a commitment for title insurance (the “Commitment”), (ii) a photocopy of all documents (“Title Documents”) describing all title exceptions shown on the Commitment (the “Title Exceptions”), and (iii) if Buyer so elects, an ALTA Land Title Survey of the Land (the “Survey”). If Buyer objects to any matters disclosed by the Commitment, Title Documents or Survey, Buyer shall furnish Seller with a written statement thereof (the “Title Notice”) within twenty (20) days from the Effective Date of this Agreement (the “Title Approval Date”) specifying in detail all such title and survey objections (collectively, the “Title Objections”).

All matters shown on the Commitment and the Survey and all Title Exceptions which are not objected to by Buyer prior to the Title Approval Date shall be “Permitted Exceptions”. Seller shall have no obligation to cure any such Title Objections noted by Buyer; provided, however, that Seller shall obtain a satisfaction and release or bond over any monetary liens, including, without limitation, any and all mortgages, mechanics’ liens and judgment liens (collectively, “Monetary Liens”). If Buyer notifies Seller in writing that Buyer has Title Objections, Seller shall have five (5) business days after receipt of the Title Notice to notify Buyer in writing (a) that Seller will use reasonable efforts to remove such Title Objections on or before the Closing; provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond thirty (30) days; or (b) that Seller elects not to cause such Title Objections to be removed. The procurement by Seller of a commitment for the issuance of the Title Policy (herein defined) or an endorsement thereto insuring Buyer against any Title Objection which was disapproved pursuant to this Section 3(a) shall be deemed a cure by Seller of such disapproval (a “Seller’s Endorsement”). If Seller gives Buyer notice under clause (b) above, Buyer shall have five (5) days (the “Title Decision Date”) in which to notify Seller that Buyer will nevertheless proceed with the purchase and take title to the Property subject to such Title Objections, or that Buyer will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph (or as set forth hereinbelow), then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of Buyer pursuant to the other provisions of this Agreement), the Deposit shall be returned to Buyer and each party shall bear its own costs incurred hereunder. If Buyer shall fail to notify Seller of its election within said five-day period, Buyer shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such Title Objections. If Seller gives Buyer notice under clause (a) above and, if despite its reasonable efforts to do so, Seller cannot satisfy such objections (other than the Monetary Liens, which shall be satisfied or bonded over by Seller) on or before Closing or, if Seller elects in its sole discretion to extend the Closing, on or before the expiration of such additional thirty (30) day period, Buyer shall have the option to waive its Title Objections and proceed to Closing or terminate this Agreement. Buyer acknowledges that the termination of the transaction pursuant to this section of the Agreement shall not entitle Buyer to receive reimbursement for any expenses or to seek specific performance or any other legal or equitable remedy against Seller. Notwithstanding any term or provision herein to the contrary, in no event shall the Title Decision Date extend beyond the Study Period. In the event Buyer does not terminate this Agreement at the end of the Study Period and the Title Decision Date has not yet occurred, Buyer shall be deemed to have waived any outstanding Title Objections and shall have no further right to terminate this Agreement in connection with any title objection.

(b)  The Property shall be conveyed subject to the following matters, which are hereinafter referred to as the “Permitted Exceptions”:

(i) those matters that either are not objected to in writing within the time periods provided in Section 3 hereof, or if objected to in writing by Buyer, are those which Seller has elected not to remove or cure, or has been unable to remove or cure, and subject to which Buyer has elected or is deemed to have elected to accept the conveyance of the Property;

(ii) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(iii) local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(iv) all items shown on the Commitment and Survey and all Title Exceptions which are not objected to by Buyer or waived or deemed waived by Buyer in accordance with Section 3 hereof;

(v) the standard or printed exclusions and standard or printed exceptions in the form of Title Policy except for Seller’s Endorsement the cost of which shall be paid by Seller; and

(vi) rights of parties in possession under existing Leases which have been delivered to Buyer pursuant to Section 4 hereof.

(c)  At Closing, Seller shall convey and transfer to Buyer fee simple title to the Real Property and Improvements, by execution and delivery of the special warranty deed. Evidence of delivery of such title shall be the issuance by the Title Company of an ALTA Owner’s Policy of Title Insurance (the “Title Policy”) covering the Real Property and Improvements, in the full amount of the Purchase Price, subject only to the Permitted Exceptions. Buyer shall pay the cost of the Title Policy and all extended coverage and endorsements requested by Buyer.

4.  Seller’s Pre-Closing Deliveries.

Buyer acknowledges that prior to execution of this Agreement Seller has delivered the items listed in Exhibit C for Buyer’s review and approval (the “Due Diligence Materials”). The Due Diligence Materials have been provided to Buyer without any representation or warranty of any kind or nature whatsoever and are merely provided to Buyer for Buyer’s informational purposes. Until Closing occurs, Buyer and Buyer’s Designees (herein defined) shall maintain all Due Diligence Materials as confidential information.

5.  Buyer’s Due Diligence.

(a)  Buyer shall have until 6:00 p.m., EST, on March 31, 2005 (the “Study Period”) to perform a feasibility study of the Property, including, but not limited to, review and approval of the physical and environmental characteristics and condition of the Property and performance of marketing and feasibility studies, environmental, structural and engineering investigations, auditing of books and records of the Property, financial analyses and verification of existing zoning. Seller agrees to provide Buyer and its agents and representatives, upon at least two (2) business days advance written notice, reasonable access to the Property during normal business hours, subject to the rights of tenants, and reasonable access to all books, records, files, financial data, leases and contracts relating to the Property (except confidential or privileged documents, reports and records and internally prepared memoranda and reports) and to reasonably cooperate in such examinations and to cause the property manager to reasonably cooperate in such examinations following the Effective Date for the purpose of performing, at Buyer’s sole cost and expense, the above-referenced studies, physical inspections, investigations and tests on the Property (collectively, the “Tests”) provided that no such tests shall be conducted without at least three (3) business days prior written notice to Seller and if any such Tests are invasive Seller’s prior approval of such Tests, which approval shall be in Seller’s sole and absolute discretion. Notwithstanding anything herein to the contrary, Buyer shall not need Seller’s further consent to conduct Phase I environmental studies. Buyer shall be required to conduct such Tests in a manner as to not disturb or interfere with the current use of the Property or the rights of the tenants at the Property and upon completion of such Tests, Buyer agrees at its sole cost to promptly restore the Property to the condition it was in immediately prior to such Tests, including, but not limited to the prompt removal of anything placed on the Property in connection with such Tests. Seller shall have the right to have a representative of Seller present at all times while Buyer is performing any such Tests and otherwise conducting its feasibility study. Buyer shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and hold Seller and its agents, servants, attorneys, officers, partners, shareholders, consultants, contractors, directors, tenants, members, representatives and employees (collectively, the “Seller Parties”) harmless from and against any and all liability, loss, cost, expense, claim, damage, or expense (including, without limitation, reasonable attorney’s fees and costs) of any kind or nature whatsoever which any of the Seller Parties may sustain or incur by reason of or in connection with any Tests made by Buyer, or any of its employees, consultants, engineers, agents, representatives or contractors (collectively, the “Buyer’s Designees”) relating to or in connection with the Property, or entries by any of Buyer’s Designees onto the Property or during the conduct of any of the feasibility studies; provided, however, that Buyer’s indemnity hereunder shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property. Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Buyer under this Agreement shall survive any termination of this Agreement or the delivery of the deed and the transfer of title pursuant to this Agreement. This Section 5(a) shall survive any termination of this Agreement or Closing hereunder for a period of three (3) years.

(b)  If for any reason whatsoever Buyer determines that the Property or any aspect thereof is unsuitable for Buyer’s acquisition, Buyer shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Study Period, and if Buyer gives such notice of termination within the Study Period, this Agreement shall terminate. If this Agreement is terminated pursuant to the foregoing provisions of this section, then neither party shall have any further rights or obligations hereunder (except for any obligations of Buyer pursuant to the other provisions of this Agreement which survive a termination), the Deposit shall be returned to Buyer and each party shall bear its own costs incurred hereunder. If Buyer fails to give Seller a notice of termination prior to the expiration of the Study Period, Buyer shall be deemed to have approved all aspects of the Property, including, without limitation, title under Section 3 hereof, and to have elected to proceed with the purchase of the Property pursuant to the terms hereof.

(c)  As additional consideration for the transaction contemplated herein, Buyer shall provide to Seller, within one (1) business day following the receipt of same by Buyer without Seller’s request, copies of any and all reports, tests or studies involving structural or geologic conditions, environmental, hazardous waste or hazardous substances contamination of the Property Notwithstanding the foregoing, Buyer shall have no obligation to cause any such tests or studies to be performed on the Property. Seller hereby acknowledges that Buyer has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports and has not undertaken any independent investigation as to the truth or accuracy thereof. In the event that such reports, tests or studies indicate the existence or reasonable potential existence of any contamination of any portion of the Property that is not disclosed in the Due Diligence Materials and that is material (meaning that the reasonably estimated cost of remediation and/or other liability associated therewith, as determined by Seller’s environmental consultants, exceeds $50,000.00), then unless Buyer agrees in writing to waive any right of contribution and to indemnify, defend and hold Seller harmless from any loss, cost, claim or liability arising out of or resulting from such contamination, Seller may terminate this Agreement by giving written notice to Buyer within ten business days after Buyer has provided Seller with copies of such reports, tests or studies, whereupon the Deposit shall be returned to Buyer, the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof.

6.  Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Buyer in its sole discretion:

(a)  Seller shall have delivered to Buyer all of the items required to be delivered to Buyer pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 8(b) hereof;

(b)  All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement); and

(c)  The National Institute of Health or entities under the control of NIH (collectively, the “NIH”), currently leases approximately 86.4% of the Property under a number of separate leases (each an “NIH Lease” and collectively, the “NIH Leases”). Seller shall use reasonable efforts to obtain and deliver to Buyer an executed lease summary report for each NIH Lease from NIH stating that a true and correct copy of the applicable NIH Lease is attached and further stating the term and rent under such NIH Lease and that there are no uncured defaults by either party then outstanding (collectively, the “Lease Summaries”) dated no earlier than sixty (60) days prior to the Closing Date. Seller also shall use reasonable efforts to obtain and deliver estoppel letter from each of: (i) Buchbinder, Tunick; and (ii) Wells Fargo Bank in the form described or contemplated in the lease, the substance and content of which must be consistent in all material respects with the respective lease (collectively, the “Tenant Estoppels”) dated no earlier than sixty (60) days prior to the Closing Date.

If Seller is unable to obtain Lease Summaries covering not less than eighty-five percent (85%) of the net rented square footage of the Improvements and dated no earlier than sixty (60) days prior to the Closing Date, then Buyer shall be entitled to terminate this Agreement by written notice to the Seller, in which event the Deposit shall be returned to Buyer, Seller shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer hereunder, not to exceed $50,000, neither party hereunder shall have any further rights, liabilities or obligations hereunder, except for those matters contained herein which expressly survive the termination of this Agreement.

(d) Seller shall have assigned its membership interests in BE North Bethesda LLC to the Partners pursuant to an Assignment of Members Interest substantially in the form of the Assignment of Partnership Interests attached hereto as Exhibit G-1 (with appropriate changes in the form necessary to reflect a member interest assignment).

7.  Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)  Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;

(b)  Buyer shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 8(c) hereof;

(c)  All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement); and

(d)  Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the date of Closing.

8.  The Closing.

(a)  The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made, unless otherwise expressly provided herein, or at such other location as the parties may mutually determine, at the option of Seller, at the office of, or by mail with, the Escrow Agent, within one hundred fifty (150) days after the date of expiration of the Study Period on the date designated by Seller, in Seller’s sole discretion, on twenty (20) days advance written notice to Buyer (the “Closing Date”). Except as otherwise provided in Section 3 hereof, such date may not be extended without the prior written approval of both Seller and Buyer. In the event the Closing does not occur on or before the Closing Date, the Escrow Agent shall, unless it is notified by both parties to the contrary, within five (5) days after the Closing Date, return to the depositor thereof items which may have been deposited pursuant to this Agreement, and pay the Deposit to the party entitled thereto under the terms of this Agreement. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close. The delivery to the Escrow Agent of the Closing Documents, as hereinafter defined, by both parties and the Purchase Price by Buyer shall be deemed sufficient to effect a closing under Section 8(a). All Closing Documents to be executed by Seller, at Seller’s option, may be executed by the authorized representative of Seller at Seller’s offices in advance of Closing and attendance by the authorized representatives of Seller at Closing will not be necessary.

(b)  At or before the Closing, Seller shall deliver to Escrow Agent or, if applicable, to Buyer at the Property, the following (collectively, the “Closing Documents”):

(i) Special Warranty Deed, conveying to the Buyer the Property as required by Section 3 above in the form attached hereto as Exhibit F;

(ii) to the extent not previously delivered to Buyer, originals or, if Seller does not have originals, copies of all Leases (and amendments thereto, if any) in Seller’s possession or control covering any portion of the Property, any security deposits or letters of credit relating thereto, and an executed Assignment and Assumption Agreement in the form attached hereto as Exhibit G, provided that Seller may deliver possession of any such Leases to Buyer at the Property;

(iii) a Bill of Sale, in the form attached hereto as Exhibit H;

(iv) a certificate by Seller to the effect that all of the representations and warranties of Seller set forth in this Agreement remain true, correct and complete in all material respects as of the Closing Date (with appropriate modifications permitted under this Agreement);

(v) such title affidavits as may be reasonably required by the Title Company, including, without limitation, a non-imputation affidavit by the given by the Partners;

(vi) to the extent not previously delivered to Buyer, rent records, tenant correspondence and related documents necessary for the orderly transition and operation of the Property in the possession or under the control of Seller; provided that Seller may deliver possession of any such records and documents to Buyer at the Property. Such records may include a schedule of all cash deposits and a check or credit to Buyer in the amount of such deposits, including any interest thereon (to the extent that applicable state law or the applicable lease requires payment of interest on such amounts) held by Seller at the Closing under the Lease. To the extent any deposits are in a form other than cash, such deposits shall be transferred to Buyer at Closing without recourse.

(vii) a resolution of Seller authorizing the execution of this Agreement, the conveyance documents and all other documents to be executed by Seller and the performance by Seller hereunder;

(viii) Seller’s Non-Foreign Certification in the form attached as Exhibit I;

(ix) notices to the tenants at the Property in the form attached as Exhibit J, executed by Seller informing them of the change in ownership of the Property;

(x) to the extent not previously delivered to Buyer, evidence that all state and county property taxes due and payable as of the Closing Date have been paid;

(xi) to the extent not previously delivered to Buyer, copies of all licenses and permits issued by state, county or municipal governmental authorities in Seller’s possession and relied upon by Seller for Seller’s ownership and operation of the Property; and

(xii) termination of the existing management agreement for the Property.

Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.

(c)  At or before the Closing, Buyer shall deliver to Escrow Agent the following:

(i) the Purchase Price, as adjusted for prorations;

(ii) executed Assignment and Assumption Agreement;

(iii) executed Bill of Sale;

(iv) any documents reasonably requested by Escrow Agent, Seller or the Title Company to evidence Buyer’s capacity and authority to execute this Agreement, all documents to be executed by Seller hereunder, and to consummate Closing; and

(v) a certificate by Buyer to the effect that all of the representations and warranties of Buyer set forth in this Agreement remain true, correct and complete in all material respects as of the Closing Date.

(d)  Seller and Buyer shall each deposit such other instruments as are reasonably required by the Escrow Agent to close the escrow and consummate the purchase of the Property in accordance with the terms hereof, including, without limitation, a settlement statement (the “Settlement Statement”) setting forth the charges, credits and adjustments to each party and closing escrow instructions consistent with the terms and provisions of this Agreement.

(e)  The following items shall be prorated as of 11:59 p.m. on the date immediately preceding the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the amount of the Purchase Price to be paid at the Closing:

(i)  general real estate, personal property and ad valorem taxes and assessments for the current tax year of the Property;

(ii) taxes, water, sewer and front foot benefit charges, and charges for electricity, gas, telephone and other utilities and license fees shall be prorated as of the Closing Date unless such utilities are billed to and paid directly by a tenant currently in possession of a portion of the premises under a Lease, in which event no proration shall be made except to the extent any such charges have been paid by Seller;

(iii) rent and other income accruing for or arising from operation of the Property under the Leases (to the extent monies have actually been collected therefor);

(iv) any amounts prepaid or payable under any contracts pertaining to the Property;

(v) all other income and expenses relating to the Property;

(vi) any other items that are customarily prorated in transactions of this nature; and

(vii) any and all cash security deposits, prepaid rent and all interest earned thereon (to the extent interest is payable to tenant under applicable state law or the applicable lease) shall be a credit to Buyer at Closing provided that Buyer assumes by written instrument delivered on the Closing Date the obligation for proper disposition of the security deposits as provided in the Lease. Seller shall be fully liable for any wages and other amounts due and owing any employees at the Property which have accrued up to the date of Closing. Seller shall retain and Buyer shall not be entitled to any credit for the deposits, if any, made by Seller in connection with the provision of electric, sewer, water, telephone and other utility services to the Property.

For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the date of the Closing and based upon the actual number of days in the month and a three hundred sixty-five (365) day year. The amount of such prorations shall initially be performed by Seller and mutually agreed to by the parties prior to Closing, but shall be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Buyer agree to cooperate and use their best efforts to make such adjustments no later than one hundred twenty (120) days after the Closing (except with respect to property taxes, which shall be adjusted within one hundred twenty (120) days after the tax bills for the applicable period are received).

(viii) The term “Rent” as used herein shall mean all rents, including any percentage rent and any accrued tax and operating expense escalation, charges and other revenue of any kind generated from or in connection with the Leases other than CAM Charges (as defined hereinafter). All items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Buyer. If amounts are received by Buyer, or by Buyer's managing agents for the Property, after the Closing Date which accrued during periods prior to the Closing Date, Buyer shall remit or direct the recipient to remit such amounts promptly to Seller, provided that amounts received which were not specifically designated as applicable to the period prior to the Closing Date shall first be applied to pay rents pertaining to the month in which the Closing occurs, next to pay current rents due after the Closing Date and thereafter amounts received shall be applied to delinquent Rent accrued prior to the Closing Date. If amounts are received by Seller after the Closing Date for any period from or after the Closing Date, Seller shall remit such amounts promptly to Buyer. Buyer hereby expressly agrees to use commercially reasonable efforts (but shall not have the obligation to terminate a Lease or declare a default thereunder) to collect on behalf of Seller all Rents and other income accruing or arising from operation of the Property prior to the Closing Date. Seller shall have the right to pursue its legal rights and remedies against a tenant for any such delinquent Rents, provided, however, Seller shall not have the right to terminate a Lease or declare a default thereunder. Percentage Rents due for periods including the Closing Date shall be prorated between Seller and Buyer on a per diem basis. Buyer shall remit Seller's share of any such percentage Rents within three (3) business days of receipt by Buyer. Notwithstanding the foregoing, Seller shall be entitled to a credit at Closing equal to 100% of the amount of all accounts receivable less than thirty one (31) days old.

(ix) With respect to expenses of the Property which are chargeable to the tenants pursuant to the provisions of the Leases (including, without limitation, real estate tax reimbursements paid by the tenants) (the “CAM Charges”), Seller shall determine (1) the amount of those expenses paid or payable by Seller from January 1 in the year in which the Closing occurs through the date of Closing or, with regard to taxes and assessments, the amount of the proration thereof charged to Seller and (2) the amount tenants have paid to Seller from January 1 in the year in which Closing occurs until the date of Closing as the tenants’ pro rata share of such tenant expenses. On the Date of Closing, Buyer and Seller shall make an adjustment in cash in accordance with the provisions of this Section 8(e)(ix). The CAM charges shall be apportioned as follows: all amounts paid prior to the Closing Date for periods prior to the Closing Date shall be retained by Seller; any amounts payable by the Tenants but not yet billed or collected from the Tenants on the Closing Date which reimburse landlord for charges accruing prior to the Closing Date shall be paid by Buyer to Seller, at Closing; and all amounts payable by the Tenants to reimburse for charges accruing for the period beginning on, and continuing after the Closing Date, shall be retained by Buyer when collected. If, as of the Closing Date, the Tenants have been billed and have paid estimated reimbursements for charges accruing on or after the Closing Date, such collected amounts shall be prorated as of the Closing Date, and, when such estimates are reviewed to compare with actual expenses, Buyer shall notify Seller and Seller shall return any amounts received in excess of actual expenses and provided that such amounts were actually collected from such Tenants, Buyer shall pay Seller amounts charged to the Tenants for shortfalls in the estimate, all prorated as of the Closing Date. Seller shall not be liable for any refunds of operating cost pass-throughs unless Buyer has given notice of such refunds to Seller not later than ninety (90) days after the Closing Date, and has given Seller the opportunity to participate in the determination of any such refund.

(x) Those items described in the Settlement Statement executed by the parties hereof of even date herewith.

(f)  The costs incurred in this transaction shall be allocated as follows:

(i) Buyer shall pay the fee for the title examination and the Commitment and the premium for the Title Policy to be issued to Buyer by the Title Company at Closing and for all endorsements thereto (other than a Seller’s Endorsement, the cost of which shall be paid by Seller), the cost of the Survey, all due diligence costs, all consultant fees and costs of inspection.

(ii) Buyer and Seller shall each pay fifty percent (50%) of the cost of all transfer, recordation, documentary, and any other taxes and stamps and recording fees applicable to the sale , if any.

(iii) Buyer shall pay for one hundred percent (100%) of all escrow charges.

(iv) Each party shall pay its own legal fees.

(g)  Seller shall remain fully liable for the performance and payment of all tenant improvements and the payment of all leasing commissions currently due and owing (including any delinquent amounts) under any of the Leases and under any leasing/commission agreement up to the Closing Date except for amounts which shall hereafter be due and owing under any of the Leases or under any leasing/commission agreement, including, without limitation, leasing commissions with respect to any expansion, option to renew or extend the Leases, or any unexercised termination or cancellation right, it being expressly understood and agreed that Buyer is assuming the obligations to perform or pay for any tenant improvements, and to pay for any leasing commissions which:

(i) shall hereafter be owing under any expansion, renewals or extensions of the Leases or in connection with any unexercised termination or cancellation right, or under any leasing/commission agreement before or after the Closing Date which are approved by Buyer;

(ii) which arise in connection with a Lease entered into by Seller after the date of this Agreement and prior to the end of the Study Period; and

(iii) which arise in connection with a Lease entered into by Seller after the end of the Study Period, which has been approved or deemed approved by Buyer in accordance with Section 11(a) hereof ((i), (ii) and (iii) shall be referred to herein collectively as the “New T/I Obligations”). At Closing, Buyer shall reimburse Seller for the cost of any leasing commissions and tenant improvements expenses (including all hard and soft construction costs, whether payable to the tenant or the contractor), tenant allowances, rent abatement, moving expenses and other out-of-pocket costs and expenses which are the obligation of the Seller (or its manager or agent) under the Leases which constitute New T/I Obligations performed and paid for by Seller, and Buyer shall assume the obligation to complete and pay for such New T/I Obligations.

(h)  The provisions of Section 8(e), (f) and (g) shall survive the Closing.

9.  Representations and Warranties of Seller.

(a)  Seller and the Partners hereby represent and warrant to Buyer as of the date hereof and as of the date of Closing as follows:

(i) Organization and Authority. Seller is a limited partnership duly organized and validly existing under the laws of the State of Maryland and is in good standing under the laws of the State of Maryland. Seller has full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transactions contemplated by this Agreement. All documents executed by Seller which are to be delivered to Buyer at Closing are or at the Closing will be duly authorized, executed and delivered by Seller, and are or at the Closing will be the legal, valid and binding obligations of Seller, and do not and at the Closing will not violate any provisions of any agreement to which Seller is a party or to which it is subject. Each Partner is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and is qualified to do business in the State of Maryland and is in good standing under the laws of such States. Each Partner has full right and authority to enter into this Agreement and to transfer all of its Partnership Interest and to consummate or cause to be consummated the transactions contemplated by this Agreement. All documents executed by each Partner which are to be delivered to Buyer at Closing are or at the Closing will be duly authorized, executed and delivered by each Partner, as applicable, and are or at the Closing will be the legal, valid and binding obligations of each Partner, as applicable, and do not and at the Closing will not violate any provisions of any agreement to which the applicable Partner is a party or to which it is subject.

(ii) Leases. The leases listed on the Lease List attached hereto as Exhibit O (the “Leases”) are all of the Leases affecting the Property as of the date hereof, which Lease List shall be updated as of the Closing Date.

(iii) Bankruptcy. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws, contemplated by or pending or threatened against Seller. Without limiting the generality of the foregoing, none of the following have been done by, against or with respect to Seller; (i) the commencement of a case under Title 11 of the U.S. Code as now constituted or hereafter amended, or under similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take, or submission to, any action indicating an inability to meet its financial obligations as they accrue; or (vi) a dissolution or liquidation.

(iv) No Foreign Entity. Neither Seller nor either of the Partners is a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder, and Seller agrees and the Partners agree to execute, acknowledge and deliver to Buyer, at Closing, a certification of non-foreign status (the "FIRPTA Affidavit") in the form set forth and attached hereto as Exhibit I.

(v) Title. Seller owns the Property free and clear of all liens and encumbrances, including, without limitation, Monetary Liens, of record other than those listed on the attached Exhibit P.

(vi) No Litigation. Except as set forth on the attached Exhibit M, there is no pending litigation commenced against Seller or, to Seller’s knowledge, the Property that, if adversely decided, would materially impair Seller’s ability to performs its obligation hereunder.

(vii) No Employees. At Closing, there will be no employees engaged in management of the Property whose employment will survive Closing.

(viii) To Seller’s knowledge, no written notice of any pending or contemplated eminent domain proceeding for the Property has been received.

(ix) Representations Relating to the Partners and the Seller.

(1) Ownership. The Partners are the sole general and limited partner, respectively, in the Seller and own collectively one hundred percent of the Partnership Interests in the Seller. Neither of the Partners has sold, transferred or encumbered any of its respective Partnership Interest, and each Partner has the full and sufficient right at law and in equity to assign and transfer its Partnership Interest in the Seller, as applicable, to the Buyer, free and clear of any and all right, title or interest therein of any other person whatsoever.

(2) Organizational Documents. Copies of the organizational documents for each of the Seller and the Partners will be delivered to Buyer at Closing and shall be at Closing true, accurate and complete, in full force and effect.

(3) No Options. Neither of the Partners have granted options or rights of first refusal to acquire any or all beneficial interests in such entities or in the Seller. The Partnership Interests are not the subject of any voting trust agreement or other agreement relating to the ownership of any part of the Partnership Interests or any of the rights held by the holder thereof, or restricting in any way the sale or other transfer thereof.

(4) Consents and Approvals. The execution and delivery of the Assignment referenced in Section 1.2 by the Partners will not require any consent, approval, authorization or other action by, or filing with or notification to, any governmental authority, or any other third party.

(5) Bankruptcy. Neither of the Partners has: (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors: (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of their respective assets; or (iii) made an assignment for the benefit of creditors.

(6) Liabilities. Other than (1) the obligations of the Seller under the Leases, (2) the obligations of the Seller with respect to property and real estate taxes and assessments applicable to the Property, and (3) liabilities for normal and customary operating expenses at the Property, none of which are past due and all of which will be prorated hereunder at Closing, the Seller has no debts, obligations or liabilities (other than de minimis obligations or liabilities which do not exceed $1,000.00 in the aggregate) other than existing financing that shall be released at Closing.

(7) Tax Matters. The Seller has not elected to be taxed as a corporation; the Seller has filed all tax returns, franchise tax reports, corporate reports, and annual reports of every kind, nature or description required to be filed by it, if any, as of the date hereof, has paid or remitted to the proper authorities all taxes and assessments required to be paid by it as of the date hereof, and has established adequate reserves for the payment of all taxes and other governmental charges for the current period that are not yet due or payable.

(8) Contracts. Neither the Seller nor any Partner is a party to any contract or agreement relating to the Partnership Interests or the Property that will survive Closing, except for this Contract, the Leases and the Service Contracts other than existing financing that shall be released at Closing.

(9) Assets. The Seller has never owned and does not currently own any assets other than the Property and working capital and has never had and does not have any business other than the ownership of the Property except for its 100% ownership interest in the BE North Bethesda LLC, the no asset borrowing entity under Seller’s current indemnity deed of trust financing.

(10) Employee Matters. Seller does not currently have, and has never had, any employees; there are no employee benefit plans applicable to the Seller; and the Seller is not, and has ever been, in violation of any wage and hour, employee benefit or other employment or labor laws.

(b)  Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 9 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days except for the representation set forth in Section 9(a)(ix)(7) which shall survive Closing for a period of one (1) calendar year. No claim for a breach of any representation or warranty of Seller or either of the Partners shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to or at Closing. In the event Buyer obtains knowledge prior to Closing which renders any of the representations and warranties made by Seller or the Partners inaccurate in any material respect and Buyer nevertheless proceeds to Closing, Buyer shall be deemed to have waived its right to rely upon the applicable representation and warranty with respect to which Buyer had knowledge of inaccuracies prior to or at the Closing. Neither Seller nor the Partners shall have any liability to Buyer for a breach of any representation or warranty (a) unless the valid claims for all such breaches collectively aggregate more than .0.05% of the Purchase Price, in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section), and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to the Partners prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Buyer against the Partners within two hundred forty (240) days of Closing which period shall be tolled for a period not to exceed an additional ninety (90) days if Buyer is seeking recovery from any insurer as required in the following sentence. Buyer agrees to first seek recovery under any insurance policies prior to seeking recovery from the Partners, and the Partners shall not be liable to Buyer if Buyer’s claim is satisfied from such insurance policies. Notwithstanding anything to the contrary herein, the maximum aggregate amount which may be awarded to or collected by Buyer under this Agreement (including, without limitation, for any breach of representations and warranties contained herein), and any and all documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, Bill of Sale and Assignment and Assumption Agreement or the Assignment of Partnership Interests, or for any reason whatsoever, shall under no circumstances whatsoever exceed five percent (5%) of the Purchase Price (the “Cap”). This provision shall survive Closing.

(c)  Change in Representation and Warranty. Seller and the Partners shall have the right, prior to Closing, to give Buyer written notice of any changed conditions with respect to any of Seller's or Partners’ representations and warranties made in Section 9 hereof which changed conditions ("Changed Conditions") (other than with respect to the representations and warranties in Section 9(a)(i) and 9(a)(ix)) would otherwise prevent Seller or the Partners from remaking the representations and warranties as of the Closing Date, provided that if the Changed Condition is a result of the intentional act or omission of Seller, then in such event Buyer shall have the right to elect not to Close this transaction and may terminate this Agreement by written notice delivered to Seller within five (5) days after Buyer first becomes aware of the applicable Changed Condition, in which event the Deposit shall be returned to Buyer, and Seller shall be solely responsible for payment of all cancellation charges of the escrow and any title order, and neither party shall have any further obligation hereunder other than any indemnification or restoration obligation of Buyer hereunder. If Buyer does not so terminate this Agreement, then Buyer shall be deemed to have accepted such Changed Condition, in which case such representation or warranty shall be modified, as appropriate, so as to be true and correct when remade at Closing. In all other cases, the failure of Seller or Partners to remake the applicable representation(s) and warranty(ies) shall not be deemed a breach of this Agreement. This provision shall survive Closing.

(d)  No Personal Liability. No partner in or agent of either Partner, nor any advisor, trustee, director, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability Partnership, corporation, trust or other entity that has or acquires a direct or indirect interest in either Partner shall have any personal liability beyond the value of its Partnership Interest, directly or indirectly, under or in connection with this Agreement, or any amendment or amendments to this Agreement made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns shall look solely to Partner’s assets of the Partners’ Partnership Interests for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. This provision shall survive Closing.

10.  Representations and Warranties of Buyer.

Buyer hereby represents and warrants to Seller as of the date hereof and as of the date of Closing as follows:

(a)  Buyer is a Delaware limited partnership, duly organized and validly existing in good standing under the laws of the State of Delaware. Buyer has the full right and authority to enter into this Agreement and to acquire the Property and to consummate or cause to be consummated the transactions contemplated by this Agreement. All documents executed by Buyer which are to be delivered to Seller at Closing are or at the Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the Closing will not violate any provisions of any agreement to which Buyer is a party or to which it is subject;

(b)  Buyer’s funds for the purchase of the Property will not be from sources of funds or properties derived from any unlawful activity. The Buyer is not subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001);

(c)  No attachment, execution, assignment, for the benefit of creditors or voluntary proceedings in bankruptcy has been commenced by the Buyer and, to the Buyer’s knowledge, no such action has been contemplated or threatened, nor has any involuntary proceedings in bankruptcy been commenced against the Buyer.

(d)  Buyer acknowledges that all information with respect to the Property furnished to Buyer by Seller, including, without limitation, Due Diligence Materials (collectively, the “Confidential Information”), is and has been so furnished on the condition that Buyer maintains the confidentiality thereof. Accordingly, Buyer shall not disclose any Confidential Information to any common shareholder or any other direct or indirect holder of an interest in Buyer, unless required by law, and shall cause its attorneys, affiliates of the Buyer, consultants, directors, officers, employees, agents, contractors and representatives (collectively, the “Buyer Parties”) to, hold in strict confidence, and not disclose to any other person or entity without the prior written consent of Seller until the Closing shall have been consummated, any of the Confidential Information in respect of the Property delivered to Buyer by Seller or any of its agents, representatives, directors, officers or employees. If the Closing does not occur and this Agreement is terminated, Buyer shall promptly return, or cause to be returned, to Seller all copies of such Confidential Information without retaining, or permitting retention of, any copy thereof. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Deposit to Buyer, such Deposit shall not be returned to Buyer unless and until Buyer has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach by Buyer or its agents or representatives of this Section 10(d), Seller shall be entitled to an injunction restraining Buyer or any of the Buyer Parties from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such Confidential Information (i) on a need-to-know basis to its employees, its title insurer and members of professional firms serving it in connection with this transaction, including, without limitation, its attorneys, architects, environmental consultants and engineers, and its clients provided such employees, title insurer and members of professional firms agree to hold such information in strict confidence; (ii) as any governmental agency or authority may require in order to comply with applicable laws or regulations; and (iii) if required by an order of any court of competent jurisdiction.

(e)  Intentionally Deleted.

(f)  This Section 10 shall survive Closing or any termination of this Agreement for a period of three (3) years following the Closing.

11.  Covenants of Seller. Subject to rights granted to tenants under the Leases, Seller covenants with Buyer as follows:

(a)  Except for the proposed leases described on Schedule 11(a) hereto: (a) prior to the expiration of Study Period, Seller shall not without Buyer’s prior written consent, which consent shall not be unreasonably withheld; and (b) from and after the end of the Study Period until Closing, Seller shall not, without the prior written consent of Buyer in each instance, which consent may be withheld, conditioned or delayed in Buyer’s sole discretion: (i) except for existing month-to-month tenants, modify, amend, renew, terminate or extend, in any material manner, any of the Leases, and (ii) consent to the assignment or subletting of any Lease, or (iii) enter into any new lease of the Property or any portion thereof. Any request for Buyer's consent pursuant to this Section 11(a) shall be in writing and shall be accompanied by a description of the material terms of the proposed lease transaction. Buyer shall have a period of five (5) days after receipt of such request to notify Seller in writing of its objections, if any, to the proposed lease transaction. In the event that Buyer fails to so notify Seller of its objections to the proposed lease transaction within such time period, it shall be conclusively presumed that Buyer has approved the terms thereof, and Seller may immediately enter into such transaction on the proposed terms.

(b)  Seller shall (i) from and after the end of the Study Period, not enter into any new Service Contracts which would be binding upon the Property or Buyer after Closing for more than thirty (30) days without first obtaining Buyer's prior written consent in each instance, which consent may be withheld, conditioned or delayed in Buyer’s sole discretion (all permitted new contracts or agreements shall be deemed to be included within the term "Service Contracts"); (ii) assign to Buyer as of the Closing Date the Service Contracts (other than those Service Contracts terminable without penalty or premium, which Seller shall terminate at Closing upon Buyer’s election made in writing at least thirty (30) days prior to Closing); (iii) not remove any material Personal Property from the Property without receiving Buyer’s consent, in Buyer’s sole discretion, unless such Personal Property is replaced with Personal Property materially similar in quality and quantity or if removed in connection with a tenant buildout; (iv) not settle any real estate tax disputes in a manner that materially increases the likelihood that a future owner’s real estate tax liability shall be increased as a result of such settlement, without receiving Buyer’s consent in Buyer’s sole discretion; (v) not file, consent or support any action to change the zoning classification of the Property without receiving Buyer’s consent in Buyer’s sole discretion; (vi) continue to operate and maintain the Property materially in accordance with Seller’s past operation and maintenance practices at the Property provided, however, that Seller shall not be obligated to commence, continue or complete any capital expenditures or repairs that may be characterized as capital improvements of the Property and (vii) use reasonable and good faith efforts to either renew existing Leases for the Property or re-let the Property on terms and conditions reasonably acceptable to Buyer. Any request for consent shall be done in accordance with the procedure described in Section 11(a) above.

(c)  Seller shall maintain in full force and effect substantially the same public liability and casualty insurance coverage now in effect with respect to the Property.

12.  Casualty; Condemnation.

(a)  If, prior to the Closing Date, all or part of the Property is damaged by fire or by any other cause whatsoever, Seller shall promptly give Buyer written notice of such damage. If the cost of repairing such damage is not in excess of five percent (5%) of the Purchase Price, then Buyer shall have the right at Closing to receive, to the extent such sums have not been expended on repair work, (1) all insurance proceeds payable as a result of such loss, or (2) an assignment of Seller's rights to such insurance proceeds without recourse, and this Agreement shall continue in full force and Seller shall have no obligation to repair such damage. If the cost of repairing damage from such casualty is greater than five percent (5%) of the Purchase Price, then Buyer shall have the right, for a period of ten (10) days from the date of notice of the amount of damage caused by the casualty, to terminate this Agreement by giving written notice of termination to Seller within such period. Upon such termination, the parties hereto shall be released of any further liability hereunder except for provisions which survive a termination and except that (i) Buyer shall be entitled to a return of the Deposit and (ii) Buyer shall return any documents provided by Seller to Buyer. If Buyer fails to notify Seller within such period of Buyer's intention to terminate this Agreement, then Buyer shall proceed to Closing and, to the extent such sums have not been expended on repair work, all insurance proceeds received by Seller as a result of such casualty loss including the amount of any deductible, shall be paid to Buyer at Closing. If such proceeds have not yet been received by Seller, then Seller's rights to such proceeds shall be assigned to Buyer at Closing without recourse and Seller shall have no obligation to repair such damage.

(b)  If, prior to the Closing Date, any condemnation or eminent domain proceedings shall be commenced by any competent public authority against the Property, Seller shall promptly give Buyer written notice thereof. Upon notice of the commence-ment of any such proceedings (from Seller or otherwise) and in the event that the taking of such Property shall materially interfere with the operation of the Property, Buyer shall have the right to either (i) accept the Property subject to the proceedings, whereupon any award shall be paid to Buyer and Seller shall deliver to Buyer at Closing, without recourse, all assignments of such award to Buyer, or (ii) terminate this Agreement by giving written notice to Seller to that effect within ten (10) days from the date Buyer receives notice of the proceedings. If this Agreement is terminated by Buyer as aforesaid, the parties hereto shall have no further liability hereunder except as otherwise expressly provided herein and except that (i) Buyer shall be entitled to a return of the Deposit and (ii) Buyer shall return any documents provided by Seller to Buyer. In the event Buyer fails to notify Seller within such period of Buyer's intention to terminate this Agreement, then Buyer shall proceed to Closing and Seller's rights to any awards, without recourse, shall be assigned to Buyer at Closing.

13.  Disclaimers.

(a)  EXCEPT AS SET FORTH IN SECTION 9(a) HEREOF, SELLER DISCLAIMS THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PROPERTY OR MATTERS AFFECTING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, THE EXISTENCE OF WETLANDS ON THE PROPERTY, THE QUALITY OF ANY WORK OR MATERIALS USED IN CONNECTION WITH THE IMPROVEMENTS ON THE PROPERTY, TITLE TO OR THE BOUNDARIES OF THE PROPERTY, PEST CONTROL MATTERS, SOIL CONDITION, HAZARDOUS WASTE, TOXIC SUBSTANCE OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, THE DEVELOPMENT POTENTIAL OF AND/OR REQUIREMENTS TO DEVELOP THE PROPERTY AND THE PROPERTY’S USE, FITNESS, VALUE OR ADEQUACY FOR ANY PARTICULAR PURPOSE, AND ALL OTHER INFORMATION PERTAINING TO THE PROPERTY. BUYER, MOREOVER, ACKNOWLEDGES (I) THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, EXAMINATION AND EVALUATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY AND ALL OTHER RELEVANT FACTS AND CIRCUMSTANCES AND (II) THAT, EXCEPT AS SET FORTH IN SECTION 9(a) HEREOF, BUYER IS NOT RELYING UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER, SELLER’S AGENTS, BROKERS, MANAGEMENT AGENT OR ANYONE ELSE ACTING OR CLAIMING TO ACT ON SELLER’S BEHALF CONCERNING THE PROPERTY (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY). BUYER FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM SELLER ANY INVESTMENT, ACCOUNTING, TAX, LEGAL, ENVIRONMENTAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT OR OTHER ADVICE WITH RESPECT TO THIS TRANSACTION AND IS RELYING SOLELY UPON THE ADVICE OF ITS OWN INVESTMENT, ACCOUNTING, TAX, LEGAL ENVIRONMENTAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT AND OTHER ADVISORS. SUBJECT TO THE PROVISIONS OF SECTION 9(a) OF THIS AGREEMENT, BUYER SHALL ACCEPT THE PROPERTY IN ITS “AS-IS, WHERE-IS” CONDITION, WITH ALL FAULTS, ON THE CLOSING, AND THAT NO PATENT OR LATENT DEFECT IN THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, WHETHER OR NOT KNOWN OR DISCOVERED, SHALL AFFECT THE RIGHTS OF EITHER PARTY HERETO, AND ASSUMES THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

(b)  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED BY SELLER IN SECTION 9(a), BUYER, ON BEHALF OF ITSELF AND THE BUYER’S PARTIES AND THEIR SUCCESSORS AND ASSIGNS, AND EACH OF THEM, HEREBY RELEASES SELLER AND EACH OF THE SELLER PARTIES AND THEIR SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES AND LIABILITIES OF ANY NATURE WHATSOEVER, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATED TO THE CONDITION OF THE PROPERTY. WITHOUT IN ANY WAY LIMITING ANY PROVISION OF THIS SECTION 13, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM IT HAS, MIGHT HAVE HAD OR MAY HAVE AGAINST SELLER OR ANY OF THE SELLER PARTIES WITH RESPECT TO (i) THE DISCLAIMED MATTERS DESCRIBED IN SECTION 13(a) ABOVE, (ii) THE CONDITION OF THE PROPERTY, EITHER PATENT OR LATENT, (iii) THE PAST, PRESENT OR FUTURE CONDITION OR COMPLIANCE OF THE PROPERTY WITH REGARD TO ANY RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AND (iv) ANY OTHER STATE OF FACTS THAT EXISTS WITH RESPECT TO THE PROPERTY.

BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SECTION 13 AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SECTION 13 ARE A MATERIAL PART OF THIS AGREEMENT. THE DISCLAIMER CONTAINED IN THIS SECTION 13 SHALL NOT MERGE WITH THE TRANSFER OF THE PROPERTY AND SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT, WITHOUT ANY LIMITATION AS TO A SURVIVAL PERIOD.

By signing in the space provided below in this Section 13, Buyer acknowledges that it has read and understood the provisions of this Section 13.

BUYER:

CAPLEASE, LP, a Delaware limited partnership

By:  CLF OP General Partner, LLC a Delaware
limited liability company, its general
partner

By:  Capital Lease Funding, Inc., a Maryland
corporation, its sole member

By: /s/ Paul H. McDowell
Name: Paul H. McDowell
Title: Chief Executive Officer

14.  Remedies.

(a)  If at the Closing, Seller is unable to satisfy all of the terms and conditions precedent to Closing attributable to Seller as set forth in this Agreement and Buyer is not otherwise in default hereunder, and Buyer does not elect to close, then Buyer, in its sole discretion, shall be entitled, as its sole and exclusive right and remedy, and in lieu of any other rights and remedies at law or in equity, and except as set forth otherwise in Section 9, to elect either: (i) to terminate this Agreement in which case the Deposit shall be returned to Buyer, or (ii) if the cure of such default or breach reasonably shall be within the control of Seller, to pursue the right of specific performance. Buyer hereby waives and releases all other claims for damages and other remedies against Seller for non-performance and expressly acknowledges and agrees that in no event shall any officer, director, member, partner, or shareholder of Seller ever have any liability hereunder. Upon termination of this Agreement, Buyer shall deliver to Seller copies of all third party studies, investigations and reports of the Property or any portion thereof obtained by or on behalf of Buyer.

(b)  In the event Buyer does not satisfy all of the terms and conditions precedent to Closing attributable to Buyer as set forth in this Agreement then Seller shall be entitled, as its sole and exclusive remedy for Buyer's default and as liquidated damages, to the Deposit; provided, however, that the foregoing liquidated damages shall not apply to any duty, obligation, liability or responsibility which Buyer may have under the indemnity provisions attributable to Buyer under this Agreement, as to which Seller shall have all rights and remedies provided for or allowed by law or in equity, including, without limitation, specific performance.

15.  Possession. Buyer shall have as a condition precedent to Closing, the right of possession of the Property on the Closing Date, subject to possession by tenants or occupants under the Leases.

16.  Miscellaneous.

(a)  Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Guardian Realty Investors, LLC
702 Russell Avenue, Suite 400
Gaithersburg, MD 20877
Attention: Anthony G. LaBarbera
Telecopier No.: (301) 417-0837

With a copy to (which shall not constitute notice):

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, MD 21202
Attention: Robert P. Legg, Esq.
Telecopier No.: (410) 332-8554

If to Buyer:

Caplease, LP
110 Maiden Lane, 36th Floor
New York, New York 10005
Attention: Paul Hughes, Esquire
Telecopier: (212) 217-6301

With a copy to (which shall not constitute notice):

Dechert LLP 1717 Arch Street Philadelphia, Pennsylvania 19103 Attention: Helene S. Jaron, Esquire Telecopier: (215) 994-2222 If to the Escrow Agent: The address set forth in Section 2(b) hereof or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided for in this section for the service of notices. All courtesy copies of notices sent to the parties listed above as receiving copies shall be given in the same manner as the original notice that was sent but shall not be a prerequisite to the effectiveness of any notice.

Unless otherwise specified herein, such notices or other communications shall be deemed to be effective: (i) one (1) business day after deposit with the courier if sent by Federal Express or other recognized overnight delivery service; or (ii) upon actual receipt (or refusal to accept receipt) if accomplished by hand delivery or by confirmed telecopied delivery, provided if by telecopy a hard copy of such notice is sent by overnight delivery service on the day of telecopy transmittal, or (iii) three (3) business days after deposit in the United States mail in accordance with this Section 16(a).

(b)  Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker, entity, agent, commission salesperson, or other person who will claim a right to compensation or a commission or finder’s fee as a procuring cause of the sale contemplated herein other than Spaulding & Slye Colliers (“Broker”), who shall be paid by Seller pursuant to a separate agreement between Seller and Broker. In the event that any company, firm, broker, agent, commission salesperson or finder perfects a claim for a commission or finder’s fee based upon any such contract, dealings or communication, the party through whom the company, firm, broker, agent, commission salesperson or finder makes his claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same. No commission shall be paid or become payable unless the Closing actually occurs. Seller and Buyer, respectively, shall indemnify, defend and hold harmless the other from any loss, liability or costs incurred by the other party, including reasonable attorney's fees and disbursements, as well as the cost of enforcing this indemnity and arising out of a claim by any broker, agent or finder that he acted on behalf of the indemnifying party in connection with this transaction. The provisions of this subsection 16(b) shall survive Closing and any termination of this Agreement.

(c)  Successors and Assigns. Subject to the provisions of this Section 16(c), the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Buyer may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, provided, however, Buyer shall have the right to assign this Agreement to an affiliate of Buyer without the consent of Seller. In the event Buyer intends to assign its rights hereunder, (a) Buyer shall send Seller written notice of its request at least ten (10) business days prior to Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request, and (b) Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Buyer from any liability or obligation hereunder. Notwithstanding the foregoing, under no circumstances shall Buyer have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisor, create or otherwise cause a “prohibited transaction” under ERISA. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Buyer except on a publicly traded exchange shall constitute an assignment of this Agreement. The provisions of this Section 16(c) shall survive the Closing or any termination of this Agreement.

(d)  Enforcement. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees.

(e)  Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement.

(f)  Survivability. Except as otherwise provided herein, the covenants, representations and warranties contained in this Agreement shall not survive the Closing of the purchase and sale and shall be deemed merged in the deed for all purposes.

(g)  No Recordation. Neither Seller nor Buyer shall record this Agreement or memorandum thereof in or among the land or chattel records of any jurisdiction.

(h)  Proper Execution. The submission by Seller to Buyer of this Agreement in unsigned form shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Buyer or impose any obligations on Seller irrespective of any reliance thereon, change of position or partial performance until Seller shall have executed this Agreement and the Deposit shall have been received by the Escrow Agent. Seller’s submission to Buyer of this Agreement shall be deemed withdrawn, revoked and incapable of being executed by Buyer in the event Buyer has not returned a duly executed original Agreement to Seller on or before 5:00 p.m., EST, on March 11, 2005.

(i)  Dates. Whenever used herein, unless expressly provided otherwise, the term “days” shall mean consecutive calendar days, except that if the expiration of any time period measured in days occurs on a Saturday, Sunday, legal holiday or other day when federal offices are closed in Washington, D.C., such expiration shall automatically be extended to the next business day.

(j)  Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

(k)  Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Seller and Buyer intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

(l)  Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

(m)  Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

(n)  No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

(o)  Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

(p)  Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

(q)  Waiver of Jury Trial. Seller and Buyer each hereby waive any right to jury trial in connection with the enforcement by Buyer, or Seller, of any of their respective rights and remedies hereunder.

17.  Escrow Agent.

(a)  The Escrow Agent agrees to hold the Deposit in accordance with the terms hereof. Contemporaneously with the execution and delivery of the Agreement by Buyer, the Buyer shall deposit with the Escrow Agent the Deposit. Escrow Agent shall invest the Deposit in an interest-bearing savings or money market account, short--term U.S. Treasury Bills or similar cash equivalent securities or as the Seller and Buyer may together direct. At Closing, the Escrow Agent shall apply the Deposit to the Purchase Price, together with any accrued interest thereon.

(b)  If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder, Escrow Agent shall continue to hold the Deposit until Escrow Agent receives a written agreement of both parties with respect to disposition of the Deposit, in which event Escrow Agent shall distribute the Deposit in accordance with such agreement; or in the event of litigation between or among the parties shall continue to hold the Deposit until such time as the parties resolve their dispute or such dispute is resolved by judicial or other proceedings.

(c)  Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions:

(i) The duties and obligations of the Escrow Agent shall be determined solely by the provisions of this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement;
(ii) The Seller and the Buyer will jointly and severally reimburse and indemnify the Escrow Agent for, and hold it harmless against any loss, liability or expense, including but not limited to reasonable attorneys' fees, incurred without bad faith, negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with any dispute or conflicting claim by the Seller or the Buyer under this Agreement, as well as the costs and expense of defending against any claim or liability arising out of or relating to this Agreement except where such claim or liability arises from the bad faith, negligence or willful misconduct on the part of the Escrow Agent; as between the Seller (on the one hand) and the Buyer (on the other hand) their obligations under this Subsection 17(c)(ii) shall be shared equally;

(iii) The Escrow Agent shall be fully protected in acting on and relying upon any written notice, instruction, direction or other document which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties;

(iv) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own bad faith, negligence or willful misconduct;

(v) The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken or suffered by it in good faith in accordance with the opinion of such counsel;

(vi) The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to each of the Buyer and the Seller specifying a date, not less than thirty (30) days after the date of such notice, when such resignation will take effect. Upon the effective date of such resignation, the Escrow Agent shall deliver the funds held in escrow to such person or persons as the Buyer and the Seller shall in writing jointly direct, and upon such delivery the Escrow Agent shall be relieved of all duties and liabilities thereafter accruing under this Agreement. The Buyer and the Seller shall have the right at any time upon joint action to substitute a new Escrow Agent by giving notice thereof to the Escrow Agent then acting; and

(vii) Nothing contained in this Agreement shall in any way affect the right of the Escrow Agent to have at any time a judicial settlement of its accounts as Escrow Agent under this Agreement.

18.  Like Kind Exchange. Seller or Buyer shall have the right, at its sole discretion, to structure the sale or purchase of the Property as an exchange of property in a deferred exchange of like-kind property under Section 1031(a)(3) of the Internal Revenue Code of 1986, as amended (the “Exchange”), which Exchange will be accomplished pursuant to the terms of a separate exchange agreement between Seller or Buyer, as applicable, and a qualified intermediary to be engaged by Seller. Each party agrees to execute such documents and undertake such other actions as may be reasonably required in order to facilitate the Exchange within two (2) business days after a request therefore by the other party. Each party agrees that the Exchange will not interfere with, increase or affect any of the other party’s contractual rights or obligations hereunder. Each party agrees to fully indemnify the other party from any resulting liability to third parties (including, but not limited to, the Intermediary) arising out of the other party’s cooperation with the Exchange, which indemnity shall be effective from and after the Effective Date and shall survive the Closing of the transactions contemplated hereunder. Solely for purposes of this Section 18 of this Agreement, the term “Seller” shall mean Seller, Partners, Capital Property MM LLC and/or Capital Property Holding LP. Assuming the conditions set forth in Sections 5 and 6 have been satisfied, Seller and Buyer, as applicable, shall be obligated to consummate the transaction hereunder notwithstanding Seller’s and Buyer’s, as applicable, inability or failure to structure the sale as an Exchange.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed under seal on the date first above written.

SELLER:

CAPITAL PROPERTY ASSOCIATES
LIMITED PARTNERSHIP, a Maryland limited
partnership

By:  6116 GP LLC, a Delaware limited liability
Partnership, its General Partner

By:  _/s/ Anthony G. LaBarbera______________
Anthony G. LaBarbera, President

PARTNERS:

6116 GP LLC, a Delaware limited liability
Partnership, General Partner

By:  _/s/ Anthony G. LaBarbera ______________
Anthony G. LaBarbera, Authorized Person

CAPITAL PROPERTY ACCEPTANCE LLC, a
Delaware limited liability Partnership, Limited
Partner

By: _/s/ Anthony G. LaBarbera ______________
Anthony G. LaBarbera, Authorized Person

For Purposes of Section 18 of this Agreement Only:

CAPITAL PROPERTY MM LLC, a Delaware
Limited Liability Company

By: _/s/ Anthony G. LaBarbera ______________
Anthony G. LaBarbera, Authorized Person, For
Purposes of Section 18 of this Agreement Only

For Purposes of Section18 of this Agreement Only:

CAPITAL PROPERTY HOLDING LP,
a Maryland Limited Partnership

By: _/s/ Anthony G. LaBarbera ______________
Anthony G. LaBarbera, Authorized Person, For
Purposes of Section 18 of this Agreement Only

BUYER:

CAPLEASE, LP, a Delaware limited partnership

By:          CLF OP General Partner, LLC a Delaware
limited liability company, its general
partner

By:          Capital Lease Funding, Inc., a Maryland
corporation, its sole member
By:          /s/ Paul H. McDowell
Name: Paul H. McDowell
Title: Chief Executive Officer

Escrow Agent executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of this Agreement relating to Escrow Agent and the holding and disbursement of the Deposit.

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY By: /s/ Hilary A. Kruce Name: Hilary A. Kruce Title: Vice President/Counsel